UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section l3 or l5(d) of the

Securities Exchange Act of l934

March 25, 2014

Date of report (date of earliest event reported)

SP PLUS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-50796	16-1171179
(Commission File Number)	(IRS Employer Identification No.)

200 E. Randolph Street, Suite 7700, Chicago, Illinois 60601-7702

(Address of Principal Executive Offices)  (Zip Code)

(312) 274-2000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

This report amends the current report on Form 8-K of SP Plus Corporation (the “Company”) filed with the Securities and Exchange Commission on February 28, 2014 (the “Original Filing”) to provide certain information regarding the Employment Agreement of Vance C. Johnston, Executive Vice President, Chief Financial Officer and Treasurer, which was unavailable at the time of the Original Filing.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously announced by the Company in a press release dated February 28, 2014 and disclosed in the Original Filing, Vance C. Johnston has been appointed to be the Company’s Executive Vice President, Chief Financial Officer and Treasurer effective as of March 14, 2014, the first business day following the filing date of the Company’s 2013 Annual Report on Form 10-K with the Securities and Exchange Commission (the “Effective Date”). The Company stated in the Original Filing that Mr. Johnston was expected to sign an employment agreement, and the Company would report that information when available.

On March 25, 2014, with retroactive effect to March 3, 2014, the Company entered into an employment agreement (the “Employment Agreement”) with its Executive Vice President, Chief Financial Officer and Treasurer, Vance C. Johnston. The Employment Agreement has a one-year term from the Effective Date, and automatically renews for one-year periods unless either party provides at least 90 days notice of an intention not to renew the Employment Agreement. The Employment Agreement provides Mr. Johnston with the following compensation and benefits:

•                  Annual base salary of no less than $400,000, subject to review annually in accordance with the Company’s review policies and practices then in effect;

•                  Participation in any annual bonus program maintained by the Company for its senior executives;

•                  Participation in the Company’s Equity Plan on a similar basis to the Company’s other senior executives; and

•                  Participation in all compensation and employee benefit plans or programs, and all benefits or perquisites, for which any member of the Company’s senior management is eligible under any existing or future Company plan or program.

The Employment Agreement provides that Mr. Johnston is entitled to certain salary and benefits continuation upon termination of employment depending upon the reason for termination. If terminated for other than “Cause” (as defined in the Employment Agreement) or Mr. Johnston’s voluntary termination, he would receive payments of his base salary and target bonus in effect at the time of termination for a period of 24 months in the form of salary continuation payments. He is also entitled to health (medical and dental) insurance coverage. If Mr. Johnston is terminated for Cause or he voluntarily resigns without good reason, he would receive a payment of $50,000.

Pursuant to the Employment Agreement, if Mr. Johnston is terminated by reason of disability, he is to be paid his annual base salary for the duration of the employment period in effect at the date of termination reduced by any amount received under any disability benefit program, plus any earned and unpaid bonus or vacation and other benefits earned through the date of termination. If employment is terminated by reason of death, the Company is obligated to pay Mr. Johnston’s estate an amount equal to the base salary through the end of the calendar month in which death occurs, plus any earned and unpaid bonus or vacation and other benefits earned through the date of termination.

The Employment Agreement also provides that Mr. Johnston may not disclose or use any confidential information of the Company during or after the term of the Employment Agreement. During his employment with the Company and for a period of 24 months following his termination of employment of any reason, Mr. Johnston is precluded from engaging or assisting in any business that is in competition with the Company and from soliciting any Company client, customer, business referral source, officer, employee or representative.

The preceding description of the Employment Agreement is a summary of its material terms, does not purport to be complete, and is qualified in its entirety by reference to the Employment Agreement, a copy of which is being filed as Exhibit 10.1 to this Current Report on Form 8-K/A and is incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits

Exhibit Index

10.1     Employment Agreement effective as of March 3, 2014 by and between the Company and Vance C. Johnston.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SP PLUS CORPORATION

Date: March 31, 2014	By:	/s/ G MARC BAUMANN
G Marc Baumann,
President and Chief Operating Officer